                                                                    Exhibit 4(h)



         FOURTH SUPPLEMENTAL INDENTURE, dated as of March 1, 1994, among KEYCORP (formerly Key Banks Inc.), a corporation duly organized and existing under the laws of the State of New York, having its principal office at One KeyCorp Plaza, 30 South Pearl Street, Albany, New York 12201 (the "Company"), SOCIETY CORPORATION, a corporation duly organized and existing under the laws of the State of Ohio, having its principal office at 127 Public Square, Cleveland, Ohio 44114 ("Society"), and CHEMICAL BANK, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (the "Trustee").

                                   RECITALS

         WHEREAS, the Company has heretofore executed and delivered to the Trustee a certain Indenture, dated as of January 1, 1985, as supplemented by the First Supplemental Indenture, dated as of December 31, 1989, the Second Supplemental Indenture, dated as of June 29, 1992, and the Third Supplemental Indenture, dated as of November 19, 1992 (as so supplemented, the "Indenture"), providing for the issuance by the Company from time to time of its unsecured subordinate debentures, notes or other evidences of indebtedness (the "Securities") in one or more series as provided in the Indenture;

         WHEREAS, pursuant to an Agreement and Plan of Merger and a Supplemental Agreement to Agreement and Plan of Merger, each dated as of October 1, 1993 and amended as of December 22, 1993 (collectively, the "Merger Agreement"), between the Company and Society, the Company is merging (the "Merger") with and into Society effective March 1, 1994 (or on such other date as the parties may agree) with Society being the survivor of the Merger under the name "KeyCorp" (the "Successor Company");

         WHEREAS, Section 801 of the Indenture provides that, in the event the Company shall consolidate with or merge into any other corporation, the successor corporation shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

         WHEREAS, Section 901(1) of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture without the consent of any Holders to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities;

         WHEREAS, the Company has delivered to the Trustee (i) an Officers' Certificate and an Opinion of Counsel, each to the effect that the Merger and this Fourth Supplemental Indenture comply with Article Eight and Sections 903 and 1311 of the Indenture and that all conditions precedent in the Indenture relating to the Merger and the execution and delivery of the Fourth Supplemental Indenture have been complied with and (ii) a copy of the Board Resolution authorizing the execution of supplemental indentures including this Fourth Supplemental Indenture;

         WHEREAS, immediately after giving effect to the Merger, no Event of Default with respect to any series of Securities issued pursuant to the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and

         WHEREAS, all things necessary to authorize the assumption by the Successor Company of the Company's obligations under the Indenture and to make this Fourth Supplemental Indenture when executed by the parties hereto a valid and binding supplement to the Indenture have been done and performed.

         NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

         SECTION 1. ASSUMPTION OF OBLIGATIONS. The Successor Company hereby expressly assumes, from and after the Effective Time (as defined in the Merger Agreement) of the Merger, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed. The Holder of each Security Outstanding as of the date hereof shall have the right hereafter to receive securities of the Successor Company on the Exchange Date for such Security with a Market Value equal to the principal amount of such Security.

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         SECTION 2. SUCCESSION AND SUBSTITUTION. The Successor Company, from and after the Effective Time, by virtue of the aforesaid assumption and the delivery of this Fourth Supplemental Indenture, shall succeed to and be substituted for and may exercise every right and power of the Company under the Indenture with the same effect as if the Successor Company had been named as the Company in the Indenture.

         SECTION 3. REPRESENTATIONS AND WARRANTIES. The Successor Company, as of the date of execution of this Fourth Supplemental Indenture, represents and warrants that: (i) it is a corporation organized and existing under the laws of the State of Ohio; (ii) it has full corporate power and authority to execute and deliver this Fourth Supplemental Indenture and to perform its obligations under this Fourth Supplemental Indenture in accordance with its terms; and that (iii) the execution, delivery and performance of this Fourth Supplemental Indenture will not violate, conflict with or constitute a breach of, or a default under, its Amended and Restated Articles of Incorporation or Regulations, or any other material agreement or instrument to which it is a party or which is binding on it or its assets, and will not result in the creation of any lien on, or security interest in, any of its assets.

         SECTION 4. COVENANTS. All covenants and agreements in this Fourth Supplemental Indenture by the Successor Company shall bind its respective successors and assigns, whether so expressed or not.

         SECTION 5. REQUESTS AND NOTICES. Pursuant to Section 105 of the Indenture, any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with the Company shall be addressed to the Successor Company at 127 Public Square, Cleveland, Ohio 44114 or at any other address previously furnished in writing to the Trustee by the Successor Company.

         SECTION 6. SEPARABILITY. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 7. NO THIRD PARTY BENEFITS. Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture, and the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under the Indenture.

         SECTION 8. CONTINUANCE OF INDENTURE. This Fourth Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. The Indenture, as supplemented by this Fourth Supplemental Indenture, shall continue in full force and effect. This Fourth Supplemental Indenture shall become effective at the Effective Time.

         SECTION 9. GOVERNING LAW. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 10. DEFINED TERMS. All capitalized terms used in this Fourth Supplemental Indenture which are defined in the Indenture but not otherwise defined herein shall have the same meanings assigned to them in the Indenture.

         SECTION 11. COUNTERPARTS. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                     KEYCORP



                                     By /s/ Lee Irving
                                       --------------------------------------
                                       Name:  Lee Irving
                                       Title: Senior Vice President & Treasurer


Attest:


/s/ Patricia A. Jones
---------------------------


                                     SOCIETY CORPORATION
                                     (to be renamed KeyCorp at the
                                     Effective Time)



                                     By /s/ James W. Wert
                                       --------------------------------------
                                       Name: James W. Wert
                                       Title: Chief Financial Officer


Attest:

/s/ Lawrence J. Carlini
-------------------------------
General Counsel and Secretary

                                                CHEMICAL BANK, as TRUSTEE


                                                By /s/ P. Morabito
                                                  ------------------------------
                                                  Name:   P. Morabito
                                                  Title:  Senior Trust Officer









Attest:



/s/ P. Kelly
------------------------

STATE OF NEW YORK                     )
                                      : ss.:
COUNTY OF ALBANY                      )


Lee Irving, being first duly sworn, deposes and says that he resides at 36 New Road, East Greenbush, NY; that he is the Senior Vice President & Treasurer of KEYCORP (formerly Key Banks Inc.), the corporation described in and which executed the foregoing FOURTH SUPPLEMENTAL INDENTURE; that he knows the seal of said corporation; that the seal affixed to said Fourth Supplemental Indenture is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he has signed his name thereto by like order.



                                                    /s/ Lee Irving
                                                --------------------------------




Sworn to before me this
1st day of March, 1994.
---        ------



/s/ Marlonna J. DiMaggio
----------------------------------
    Notary Public

    MARLONNA J. DiMAGGIO
 Notary Public, State of New York
   Qualified in Albany County
         No.4889183
  Commission Expires May 18, 1995

STATE OF NEW YORK                 )
                                : ss.:
COUNTY OF NEW YORK                )


P. Morabito, being first duly sworn, deposes and says that he resides at 139 Cypress Dr. E. Windsor, N.J.; that he is the Senior Trust Officer of CHEMICAL BANK, the corporation described in and which executed the foregoing FOURTH SUPPLEMENTAL INDENTURE; that he knows the seal of said corporation; that the seal affixed to said Fourth Supplemental Indenture is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he has signed his name thereto by like order.


                                              /s/ P. Morabito
                                             ---------------------------------



Sworn to before me this
  25th day of February, 1994.
  ----        --------






/s/ Annabelle DeLuca
--------------------------------
          Notary Public

         ANNABELLE DeLUCA
Notary Public, State of New York
         No. 01DE5013759
     Qualified in Kings County
Certificate Filed in New York County
  Commission Expires July 15, 1995

STATE OF OHIO       )
                    : ss.:
COUNTY OF CUYAHOGA  )


     James W. Wert, being first duly sworn, deposes and says that he resides at 32700 Meadowlark Way, Pepper Pike, Ohio; that he is the Chief Financial Officer of SOCIETY CORPORATION, the corporation described in and which executed the foregoing FOURTH SUPPLEMENTAL INDENTURE; that he knows the seal of said corporation; that the seal affixed to said Fourth Supplemental Indenture is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he has signed his name thereto by like order.



                                        /s/ James W. Wert
                                        -------------------------
                                        James W. Wert


Sworn to before me this
22nd day of February, 1994.


/s/ Stacy L. Bauer
---------------------------------
       Notary Public